Amendment to Certificate of Incorporation
EX-3.1

FIRST AMENDMENT TO AMENDED

CERTIFICATE OF INCORPORATION OF

MFC DEVELOPMENT CORP.

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First: The Board of Directors of MFC Development Corp, a Delaware corporation, acting by written consent in accordance with Section 141(f) of the Delaware General Corporation Law, duly adopted resolutions setting forth the proposed first amendment to the Amended Certificate of Incorporation (the “Certificate”) of said Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders.  The resolutions setting forth the proposed amendment are substantially as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article 1 of the Amended Certificate of Incorporation of MFC Development Corp. be amended and restated in its entirety to read as follows:

“The name of the Corporation is Vertical Branding, Inc.”

RESOLVED FURTHER, that Article IV (a) of the Amended Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

                 “The aggregate number of authorized shares of shares of stock which the Corporation is authorized to issue is One Hundred Two Million (102,000,000): one hundred million (100,000,000) common, par value $.001 and Two Million (2,000,000) preferred, par value $.001.”

RESOLVED FURTHER, that all other provisions of the Amended Certificate of Incorporation shall remain in full force and effect.

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Second: That concurrently therewith, acting by written consent, the holders of at least a majority of the issued and outstanding shares of the Corporation’s capital stock consented to the foregoing amendments in accordance with Section 228(a) of the Delaware General Corporation Law.

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Third: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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Fourth: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned Corporation has caused this First Amendment to Amended Certificate of Incorporation to be signed by a duly authorized officer as of October 30, 2006.

By: /s/Nancy Duitch

                                                                                Nancy Duitch, Chief Executive Officer